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                                                                    EXHIBIT 99.3

                        FORM OF EXCHANGE AGENCY AGREEMENT

U.S. Bank National Association
Corporate Trust Services
One Federal Street, 3rd Floor
Boston, Massachusetts 02110

      Re:   Exchange Agency Agreement dated as of _____________, _____.

Ladies and Gentlemen:

      Nortek Holdings, Inc., a Delaware corporation, (the "Company") intends to make an offer (the "Exchange Offer") to exchange up to $515,000,000 aggregate principal amount of its 10% Series B Senior Discount Notes due 2011 (the "New Notes") issued by the Company and guaranteed by the guarantors, if any (the "Guarantors"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which the Prospectus (as defined below) is a part, for a like principal amount of outstanding 10% Senior Discount Notes due 2011 (the "Existing Notes") issued by the Company in transactions exempt from or not subject to registration under the Securities Act. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated _____________, _____ (the "Prospectus"), proposed to be distributed to all holders of the Existing Notes. The Existing Notes and the New Notes are collectively referred to herein as the "Notes." Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Indenture, dated as of November 24, 2003, between the Company and U.S. Bank National Association, as Trustee ("USB").

      The Company hereby appoints USB to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to USB.

      The Exchange Offer is expected to be commenced by the Company on or about the date of the Prospectus. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Existing Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates representing the Existing Notes tendered.

      In the event any holder of the Existing Notes is tendering by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC"), such holders may tender through the DTC Automated Tender Offer Program ("ATOP"). DTC participants will transmit their acceptance of the Exchange Offer to DTC, which will verify the acceptance and execute a book-entry delivery to your account at DTC. DTC will then send an "Agent's Message" to you for its acceptance.

      The Exchange Offer shall expire at 5:00 p.m., New York City time, on ____, ____ or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"), written notice of such extension shall be given to you by the Company. The Company shall give written notice to you of the effective date of the Registration Statement promptly after the Registration Statement becomes effective, and until your receipt of such written notice you shall be entitled to assume in good faith that such effective date has not occurred. Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving


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written notice to you of such on or before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

      1. You will perform such duties and only such duties as are specifically set forth herein (each of which is ministerial and shall not be construed as fiduciary, and further no implied duties shall be construed or read into this Agreement against you); provided, however, that your shall perform such duties in good faith and in accordance with customary practice.

      2. Subject to applicable ATOP procedures, you are to examine each Letter of Transmittal that you receive and each original Existing Note that you receive (and any other documents that you may receive from or on behalf of holders of the Existing Notes) to ascertain whether: (i) such Letters of Transmittal (and any such other documents) are duly executed and properly completed in accordance with the instructions set forth in the Letter of Transmittal, and (ii) such Existing Notes have otherwise been properly tendered. In each case where any such Letter of Transmittal (or other such document) received by you has been improperly completed or executed, or any such Existing Note received by you is not in proper form for transfer, or some other irregularity in connection with the acceptance of the Exchange Offer is apparent on the face of any such Letter of Transmittal or Existing Note (or any such other document) received by you, you will endeavor promptly to inform the presenters of the need for fulfillment of all requirements and promptly to take any other action as may be necessary or advisable to cause such irregularity to be corrected, and you will promptly notify the Company thereof. With respect to any Letters of Transmittal and Existing Notes tendered through the ATOP (or applicable guaranteed delivery procedure) you shall be entitled to rely conclusively on information or confirmations you receive from DTC (or other applicable institution, as the case may be) with respect thereto.

      3. With the approval of any of the Chairman, the Chief Executive Officer, the President, any Vice President and the Secretary (each, a "Designated Officer") of the Company, or of counsel to the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such a Designated Officer, you are authorized to waive any irregularities in connection with any tender of Existing Notes pursuant to the Exchange Offer, without incurring any liability (subject to the proviso in paragraph 1 hereof).

      4. Tenders of Existing Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedure for Tendering", and Existing Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

            Notwithstanding the provisions of this paragraph 4, Existing Notes that a Designated Officer, counsel to the Company, or any other party designated by such Designated Officer shall approve as having been properly tendered shall be considered by you, without incurring any liability (subject to the proviso in paragraph 1 hereof), to be properly tendered.

      5. You shall advise the Company with respect to any Existing Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Existing Notes.


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      6.    Subject to applicable ATOP procedures, you shall accept tenders:

            (a) in cases where the Existing Notes received by you are registered in two or more names, only if signed by all named holders;

            (b) in cases where the signing person indicated on a Letter of Transmittal received by you is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            (c) in cases where tender of an Existing Note received by you is made by a person other than the registered holder of such Existing Note, if customary transfer requirements have been satisfied.

            You shall accept partial tenders of Existing Notes where so indicated and as permitted in the Letter of Transmittal and, in your capacity as transfer agent, split-up and return any untendered principal amount of the Existing Notes to the holder (or such other person as may be designated in the Letter of Transmittal), as promptly as practicable after the expiration or termination of the Exchange Offer.

      7. The Company will exchange Existing Notes duly tendered for New Notes on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Delivery of Existing Notes will be made on behalf of the Company at the rate of $1,000.00 of principal amount of New Notes for each $1,000.00 of principal amount of Existing Notes tendered as soon as practicable after notice (such notice if given orally, to be confirmed in writing) of acceptance of said principal amount of Existing Notes by the Company; provided, however, that in all cases, Existing Notes tendered pursuant to the Exchange Offer will be exchanged only after timely tender to you of the related Existing Note representing such principal amount, and a properly completed and duly executed Letter of Transmittal, in each case in accordance with and subject to the Prospectus and the terms of the Letter of Transmittal.

      8. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn prior to 5:00 p.m. New York City time on the Expiration Date, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal.

      9. The Company shall not be required to exchange any Existing Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Existing Notes tendered shall be given (and confirmed in writing) by the Company to you.

      10. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Existing Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Procedure for Tendering" or otherwise, you shall as soon as practicable after the Expiration Date (and receipt of notification from the Company of such non-acceptance) return any certificates in your possession representing (or, if applicable, effect appropriate book-entry transfer) unaccepted Existing Notes, together with any accompanying Letters of Transmittal (and related documents delivered to you pursuant to the Letter of Transmittal) that are in your possession, to the persons who deposited them.


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      11. All certificates in your possession representing returned Existing
Notes, unaccepted Existing Notes or New Notes shall be forwarded by first-class certified mail, return receipt requested, if in the U.S., or by two day courier, if outside the U.S.

      12. If any holder shall report to you that his/her failure to surrender Existing Notes registered in his/her name is due to the loss, misplacement or destruction of a certificate or certificates, you shall request such holder (i) to furnish to you an affidavit of loss and, if required by the Company or the Guarantors, a corporate bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to the Company or the Guarantors, and (ii) to execute and deliver an agreement to indemnify the Company, the Guarantors and you in such form as is acceptable to the Company, the Guarantors and you. The obligees to be named in each such indemnity bond shall include the Company, the Guarantors and you. You shall report in writing to the Company the names of all holders who claim that their Existing Notes have been lost, misplaced or destroyed and the principal amount of such Existing Notes.

      13.   As Exchange Agent hereunder:

            (a) you shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company (provided that the foregoing shall not be construed to discharge your general duty to act in good faith);

            (b) you will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Existing Notes represented thereby deposited with you pursuant to the Exchange Offer;

            (c) you shall not be obligated to expend or risk your own funds, or to take any legal or other action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

            (d) you may rely on, and shall be protected in acting (or in forbearing from action) in reliance upon any certificate, statement, request, agreement, instrument, opinion, notice, letter, telegram or other document, security or communication received by you and reasonably believed by you to be genuine and (if applicable) to have been signed by the proper party or parties;

            (e) you may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer or counsel to the Company, or any other party designated by a Designated Officer of the Company;

            (f) you may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such independent counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel;


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            (g) you shall not advise any person tendering Existing Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Existing Notes;

            (h) you shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer in your Corporate Trust Office charged with responsibility for administering this Agreement or unless in writing received by you and making specific reference to this Agreement or the Exchange Offer;

            (i) you shall not be under any responsibility for the validity, genuineness or due authorization or execution of, or with respect to any signatures appearing on, any Letter of Transmittal (or with respect to the truth or accuracy of any information therein contained), any certificate representing the Notes or any book-entry transfer of the Notes; and

            (j) neither you nor any of your directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by you or any of your directors, officers or employees, or for any mistake of fact or law, or for anything which you or any of your directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence, willful misconduct or bad faith on your part.

      14. You shall take such action as may from time to time be requested by the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

      15. You shall advise by facsimile transmission, electronic mail or telephone (and, in the case of advice by telephone, promptly thereafter confirm in writing) to the following designated person (or such other person as such person may subsequently designate by written notice to you) at the Company, upon such person's written request from time to time made not more frequently than once per business day (as defined below), as to the total principal amount of Existing Notes that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement as of the close of business or the immediately preceding business day, separately reporting and giving cumulative totals as to items properly received and items improperly received:

                        Nortek Holdings, Inc.
                        50 Kennedy Plaza
                        Providence, Rhode Island 02903
                        Attn:  Kevin W. Donnelly
                        Tel:  (401) 751-1600
                        Fax:  (401) 751-4610
                        email:  donnelly@nortek-inc.com


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            For purposes of this Agreement, the term "business day" shall mean any day on which the Exchange Agent is open for business at its offices in St. Paul, Minnesota or its office in Boston, Massachusetts. In addition, you will also inform, and cooperate in making available to, such person at the Company (upon oral request reasonably made from time to time prior to the Expiration
Date) such other information in your possession regarding the items received by you in connection with the Exchange Offer as he or she reasonably requests. After the Expiration Date, you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Existing Notes tendered, the aggregate principal amount of Existing Notes accepted and deliver said list to the Company.

      16. Any Letters of Transmittal and Notices of Guaranteed Delivery actually received by you shall be stamped by you as to the date and the time of your receipt thereof and shall be preserved by you for a period of time at least equal to (without any obligation on your part to preserve longer than) the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in your possession by returning them to the Company.

      17. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with your or for compensation owed to you hereunder.

      18. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as set forth on Schedule I attached hereto, and shall be entitled to reimbursement for out-of-pocket disbursements and expenses (including the reasonable fees of your counsel) incurred in connection with the preparation of this Agreement and your performance and observance of, or pursuant to, the terms of this Agreement, each of which the Company agrees to pay (as billed by you).

      19. The Company hereby represents and warrants that it has provided to you a complete, accurate and final copy of the Prospectus and the Letter of Transmittal; and you hereby acknowledge receipt of the copies of the foregoing that have been provided to you by the Company (or its counsel) and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time and provided to you), on the other hand, with respect to the terms and conditions of the Exchange Offer shall be resolved in favor of the latter two documents (except with respect to the duties, immunities, liabilities, protections and indemnification of, or in favor of, you as Exchange Agent, which shall be resolved and controlled by this Agreement).

      20. The Company covenants and agrees to indemnify and hold you in your capacity as Exchange Agent hereunder (and your directors, officers and employees) harmless against any loss, liability, cost and expense, including (but not limited to) reasonable attorneys' fees and expenses that may be suffered or incurred by you and arising out of or in connection with your appointment as Exchange Agent hereunder, or your performance or observance of this Agreement, or pursuant to the terms of this Agreement, including without limitation any loss, liability cost or expense arising from any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid,


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genuine and sufficient and in accepting any tender or effecting any transfer of
Existing Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Existing Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The foregoing indemnity and agreement to hold harmless shall survive the termination of this Agreement.

      The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, unless in your judgment, which must be reasonable and made in good faith, it is advisable for you to be represented or advised by separate counsel.

      The Company hereby agrees to indemnify and hold you harmless from any liability on account of taxes, assessments for late payment or other governmental charges or any other such tax-related loss, costs or expenses (including reasonable legal fees and expenses) that may be assessed against you as a result of your duties hereunder, including without limitation any liability for the withholding or deduction or the failure to withhold or deduct taxes, and any liability for failure to obtain proper certifications or to properly report to governmental authorities. The foregoing indemnity shall survive the termination of this Agreement.

      21. (a) You agree to comply with all applicable requirements under the tax laws of the United States, including any back-up withholding and withholding requirements, and shall file any appropriate reports with the Internal Revenue Service in a timely manner. The provisions of this section shall survive the termination of this Agreement until such time as the last applicable due date for any required reports, withholdings or taxes.

          (b) The Company hereby agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to your duties hereunder (other than income tax obligations in respect of income earned by you). The Company understands that you are required to make a deduction (which percentage deduction on the date hereof is 28%) on payments made to U.S. persons on account of New Notes issued pursuant to the Exchange Offer who have not supplied the correct taxpayer identification number or required certification, and hereby undertakes to instruct you in writing with respect to any other responsibility known by the Company that you may have for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with your duties under this Agreement.

      22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Existing Notes, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you. The provisions of this section shall survive the termination of this Agreement.


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      23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles thereof, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

      24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      25. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

      27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

            If to the Company:

            Nortek Holdings, Inc.
            50 Kennedy Plaza
            Providence, Rhode Island 02903
            Attn:  Kevin W. Donnelly
            Tel:  (401) 751-1600
            Fax:  (401) 751-4610


            If to the Exchange Agent:

            U.S. Bank National Association
            Corporate Trust Services
            One Federal Street
            Boston, Massachusetts 02110
            Attention:   Todd DiNezza
            (Tel.: 617-603-6573)
            (Fax:  617-603-6668)

      28. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (30) days following the Expiration Date. Notwithstanding the foregoing, Sections 20, 21 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates, funds or property then held by you as Exchange Agent under this Agreement.


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      29.   This Agreement shall be binding and effective as of the date hereof.

      Please acknowledge receipt of this Agreement and confirm the arrangement herein provided by signing and returning the enclosed copy.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by a duly authorized officer, intending the same to be effective as of the____ day of _______, 200__.

                                    NORTEK HOLDINGS, INC.


                              By:   ______________________________________
                                    Name:

                                    Title:

Accepted as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Exchange Agent


By:   ______________________________________
Name:
Title:


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